Exhibit 99.1

GeoVax Reports First Quarter 2025 Financial Results

and Provides Business Update

COVID-19 vaccine program progressing with additional data evaluating GEO-CM04S1 as booster to mRNA vaccines in healthy adults expected in second quarter of 2025

Clinical evaluation of GEO-MVA, vaccine candidate for protection against Mpox and Smallpox, expected to initiate in second half of 2025

Gedeptin® advancing into Phase 2 clinical trial of as treatment for first recurrent head and neck cancer in combination with immune checkpoint inhibitor

Company to host conference call today at 4:30 p.m. ET

ATLANTA, GA, May 1, 2025 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancer, today announced its financial results and key operational accomplishments for the quarter ended March 31, 2025.

“Despite the recent and unexpected termination of our Project NextGen award by BARDA, our commitment to advancing GEO-CM04S1 remains unwavering. This next-generation, multi-antigen COVID-19 vaccine is highly differentiated and continues to show promise, particularly for the over 40 million immunocompromised individuals in the U.S. who remain vulnerable to current variants. Our ongoing Phase 2 trials, including studies in chronic lymphocytic leukemia patients and stem cell transplant recipients, are progressing well, with key data readouts anticipated in the first half of 2025,” stated David Dodd, GeoVax’s Chairman and CEO.

Dodd continued, “Concurrently, we are preparing to initiate the clinical evaluation of GEO-MVA during the second half 2025, while a Phase 2 trial of Gedeptin in combination with an immune checkpoint inhibitor for recurrent head and neck cancer is advancing towards trial initiation These efforts underscore GeoVax’s strategic focus on delivering innovative immunotherapies and vaccines that address critical unmet needs across oncology, infectious diseases and biodefense.”

Clinical Trial Progress and Operational Developments

GEO-CM04S1

●	GEO-CM04S1 continues to demonstrate potential as both a primary and booster vaccine, especially in immunocompromised patients. Key milestones anticipated during 2025 include:
o	Healthy Adult Booster Trial – Enrollment is complete, with data readout expected in the second quarter of 2025.
o

Chronic Lymphocytic Leukemia (CLL) Patient Study (Immunocompromised patient study) – Enrollment ongoing in Phase 2 study evaluating GEO-CM04S1 as a COVID-19 booster vaccine for immunocompromised patients; interim data resulted in continuation of the GEO-CM04S1 arm, whereas the Data Safety Review Board recommended early termination of the mRNA arm, which was subsequently implemented.

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Stem Cell Transplant/CAR-T Trial (Immunocompromised patient study) – Enrollment and evaluation continue among hematological patients receiving stem cell transplantation or CAR-T therapy, comparing GEO-CM04S1 to mRNA COVID-19 vaccines.

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GEO-CM04S1 is a multi-antigen COVID-19 vaccine, utilizing a synthetic-MVA platform, expressing both S and N antigens, offering the potential for broader, more durable protection than current mRNA vaccines.

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Published peer-reviewed article in Vaccines (MDPI) - In April 2025, a peer-reviewed article titled “Preclinical Evaluation of a Multi-Antigen SARS-CoV-2 Vaccine Candidate GEO-CM02” was published in Vaccines (MDPI), which highlights the potential benefits of GeoVax’s multi-antigen COVID-19 vaccine approach and further validates the Company’s approach for developing GEO-CM04S1 utilizing the MVA platform. The publication supports the rationale for advancing next-generation COVID-19 vaccines capable of delivering broader, more durable immune responses.

●	GEO-CMO4S1 addresses a significant medical need worldwide reflected in an estimated market potential at $30B+.

Gedeptin®

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Advancing into Phase 2 in Solid Tumors – GeoVax’s oncology program, utilizing the Gedeptin® technology, is planned to progress to a Phase 2 trial in combination with an immune checkpoint inhibitor for first recurrent head and neck cancer. Gedeptin has received Orphan Drug designation for use among advanced head & neck cancer patients. The Gedeptin technology provides potential for expansion into other solid tumors including triple-negative breast cancer, melanoma, and soft tissue sarcoma.

●	Gedeptin addresses a significant medical need worldwide reflected in an estimated market potential for use addressing Head & Neck cancer at $15B+.

GEO-MVA

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Mpox and Smallpox Vaccine Platform Addressing Biosecurity and Global Vaccine Equity – GeoVax anticipates initiating clinical trials in 2025 for GEO-MVA, its Mpox/smallpox vaccine candidate. The Company has successfully produced cGMP clinical product and is focused on completing the vaccine vialing in support of initiating clinical evaluation during the second half of 2025. GEO-MVA positions GeoVax to offer a U.S.-developed alternative to foreign-sourced vaccines amid rising global biosecurity threats and constrained supply.

●	GEO-MVA addresses a significant medical need worldwide reflected in an estimated market potential at $10B+.

Vaccine Manufacturing Process Development

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Scaling MVA for Global Reach – GeoVax is advancing continuous cell line manufacturing for MVA-based vaccines, offering a path to scalable, cost-effective production—including localized manufacturing for low- and middle-income countries. This innovation addresses critical gaps in vaccine self-sufficiency and supply resilience.

Corporate Updates

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Announced plan to establish strategic presence in the United Kingdom to advance manufacturing partnerships, European collaborations with service providers and academic partners, technology licensing opportunities and scientific expertise.

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Senthil Ranganathan, Ph.D., joined GeoVax on April 21, 2025, as Vice President, Technical Development & CMC Operations, reflecting significant progress in the Company focus on product authorization and commercialization activities.

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First Quarter 2025 Financial Results

Net Loss: Net loss for the three months ended March 31, 2025, was $5.4 million, as compared to $5.9 million for the three months ended March 31, 2024.

Revenue. For the three months ended March 31, 2025, the Company reported $1.6 million of government contract revenues associated with the BARDA/RRPV Project NextGen award. There were no revenues reported during the comparable 2024 period.

R&D Expenses: Research and development expenses were $5.4 million for the three months ended March 31, 2025, compared to $4.4 million for the three months ended March 31, 2024, with the increase primarily due to costs associated with the BARDA/RRPV Project NextGen award and the Gedeptin and GEO-MVA programs.

G&A Expenses: General and administrative expenses were $1.7 million for the three months ended March 31, 2025, compared to $1.5 million for the three months ended March 31, 2024, with the increase primarily due to higher investor relations consulting costs and stock-based compensation expense.

Cash Position: GeoVax reported cash balances of $7.4 million at March 31, 2025, as compared to $5.5 million at December 31, 2024.

Summarized financial information is attached. Further information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Conference Call Details

Management will host a conference call and live audio webcast today, May 1, 2025, at 4:30 p.m. ET to review financial results and provide an update on corporate developments. A question-and-answer session will follow management’s formal remarks.

To access the live conference call, participants may register here. The live audio webcast of the call will be available under "Events and Presentations" in the Investor Relations section of the GeoVax website at geovax.com/investors. To participate via telephone, please register in advance here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. While not required, it is recommended that participants join the call ten minutes prior to the scheduled start.

An archive of the audio webcast will be available on GeoVax’s website approximately two hours after the conference call and will remain available for at least 90 days following the event.

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About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel vaccines against infectious diseases and therapies for solid tumor cancers. The Company’s lead clinical program is GEO-CM04S1, a next-generation COVID-19 vaccine currently in three Phase 2 clinical trials, being evaluated as (1) a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient, (2) a booster vaccine in patients with chronic lymphocytic leukemia (CLL) and (3) a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. In oncology the lead clinical program is evaluating a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, having recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. The Company is also developing GEO-MVA, a vaccine targeting Mpox and smallpox. GeoVax has a strong IP portfolio in support of its technologies and product candidates, holding worldwide rights for its technologies and products. For more information about the current status of our clinical trials and other updates, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Company Contact:

info@geovax.com

678-384-7220

Investor Relations Contact:

geovax@precisionaq.com

212-698-8696

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FINANCIAL TABLES FOLLOW

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Three Months Ended
	March 31,
	2025	2024
Revenue from government contract	$1,637	$-

Operating expenses:
Research and development	5,355	4,426
General and administrative	1,687	1,457
	7,042	5,883
Loss from operations	(5,405)	(5,883)
Interest income	47	33

Net loss	$(5,358)	$(5,850)

Net loss per common share	$(0.45)	$(2.47)

Weighted average common shares outstanding	11,954,797	2,367,050

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	March 31, 2025	Dec. 31, 2024
Assets:
Cash and cash equivalents	$7,439	$5,507
Other current assets	3,173	2,428
Total current assets	10,612	7,935
Property and other assets, net	221	221
Total assets	$10,833	$8,156

Liabilities and stockholders’ equity
Total liabilities	$2,935	$3,107
Stockholders’ equity	7,898	5,049
Total liabilities and stockholders’ equity	$10,833	$8,156

Common shares outstanding	13,839,478	10,536,875

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